Exhibit 99.1

Neos Therapeutics Statement: COVID-19 Update

Monday, March 30, 2020

Jerry McLaughlin, President and CEO, made the following statement:

We want to share the steps we are taking to ensure healthcare providers and patients continue to receive support from Neos Therapeutics and that we are doing our part to ensure our whole team, and the patients we serve, are safe during the COVID-19 global pandemic.

To help slow the spread of COVID-19, most of our employees have been operating under a work from home policy in accordance with guidance issued by the Centers for Disease Control and Prevention (CDC), the World Health Organization (WHO) and state and local authorities. As such, our sales representatives are not visiting provider offices, which we believe is a necessary step to help protect patient health and facilitate providers’ attention to direct patient care during this challenging situation.

Effective March 30, 2020, our organization, with the exception of a limited number of essential roles, will be operating under a reduction in hours or, in certain cases, furlough for approximately 4 weeks. We will continue to provide benefits, including medical, to all affected employees during this period.

Neos currently markets Adzenys XR-ODT®, Cotempla XR-ODT®, Adzenys-ER® for the treatment of ADHD and Generic Tussionex. All of our products are available to patients, and we have approximately 4 months of inventory on hand to meet market demand. Neos continues to closely monitor supply levels and will work diligently to mitigate disruption to patients, should any arise. Our Neos RxConnect patient support program remains operational and available to all commercially ensured patients. If providers or patients have questions, please call 1-877-875-6590.

We continue to expect that the Phase 1 ascending dose study of NT0502 will be initiated in the second half of 2020. We will provide an update if this timeline is impacted by COVID-19.

We are committed to continuing to implement measures intended to minimize any potential business impact from COVID-19, including implementing cost cutting measures, and we will continue to closely monitor, assess and respond to the situation as it evolves.